EXHIBIT 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

June 3, 2004

Board of Directors

First National Bankshares of Florida, Inc.

2150 Goodlette Rood North

Naples, Florida 34102

Re:    Registration Statement on Form S-4

Gentlemen:

This firm has acted as counsel to First National Bankshares of Florida, Inc., a Florida corporation (the “Company”), in connection with its registration, pursuant to the Company’s registration statement on Form S-4 to be filed on or about the date hereof (the “Registration Statement”), of the issuance of up to 13,400,000 shares (the “Company Shares”) of the Company’s common stock, $0.01 par value per share, pursuant to that certain Agreement and Plan of Merger, dated as of March 19, 2004 by and between the Company and Southern Community Bancorp (the “Merger Agreement”). This opinion letter is limited to the laws of the State of Florida and is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	A copy of the Registration Statement.

2.	A copy of the Merger Agreement.

3.	The Articles of Incorporation of the Company, as currently in effect.

4.	The Bylaws of the Company, as currently in effect.

5.	Resolutions of the Board of Directors of the Company certified by the Secretary of the Company as being complete, accurate and then in effect.

6.	Such other documents or instruments as we have deemed necessary to the opinions expressed herein.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. We have also assumed the accuracy, completeness and authenticity of certifications of corporate officials

Board of Directors

First National Bankshares of Florida, Inc.

June 3, 2004

which we have examined. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Company Shares have been legally authorized and, when issued in accordance with the terms of the Merger Agreement, as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion letter has been prepared solely for the use in connection with the filing of the Registration Statement and, except as set forth in the following paragraph, is not to be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rule and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ Robert C. Schwartz

Robert C. Schwartz

RCS/sgr